Exhibit 12.1

               United Air Lines, Inc. and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges

                                        Three Months Ended
                                             March 31
                                         1994        1993
                                           (In Millions)
Earnings:
  Loss before income taxes             $  (120)    $  (191)
  Fixed charges, from below                254         271
  Interest capitalized                     (10)        (20)

    Earnings                           $   124     $    60


Fixed charges:

  Interest expense                     $    81     $    92

  Portion of rental expense
    representative of the
    interest factor                        173         179

      Fixed charges                    $   254     $   271


Ratio of earnings to
  fixed charges                            (a)         (a)


(a) Earnings were inadequate to cover fixed charges by $130 million in the first quarter of 1994 and $211 million in the first quarter of 1993.